Exhibit 99.1
Chart Industries Reports 2017 Fourth Quarter and Year-End Results

Atlanta, Georgia - February 22, 2018 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the fourth quarter and year ended December 31, 2017. Highlights include:

•	Full year 2017 revenue of $988.8 million, an increase of 15% from the prior year, and 5% organic growth

•	Full year reported earnings per share (EPS) of $0.89 and adjusted EPS of $0.96 reflecting improved cost structure and impact of the Tax Cuts and Jobs Act

•
Full year order activity increased 18% (14% excluding Hudson) over 2016, with sequential order growth in the fourth quarter of 10%, and an increase in backlog to $461.3 million, up 35% from the prior year (15% excluding Hudson)

•	Completed Skaff Cryogenics acquisition in January 2018, which strategically builds our Distribution & Storage repair and refurbishment platform

•	2018 guidance of 5-7% organic revenue growth and EPS range of $1.65 to $1.90 inclusive of the beneficial impacts of our recently completed restructuring actions and of the Tax Cuts and Jobs Act

Net income for the fourth quarter of 2017 was $26.7 million or $0.85 per diluted share. Fourth quarter 2017 earnings would have been $0.46 per diluted share excluding $4.3 million of restructuring and acquisition-related costs, $4.9 million related to debt extinguishment, $3.5 million related to China litigation expense, and $22.5 million of benefit in the quarter from the impact of U.S. tax reform. This compares with a net loss of $3.3 million for the fourth quarter of 2016, or ($0.11) per diluted share. Fourth quarter 2016 adjusted earnings were breakeven, excluding $4.7 million, or $0.11 of restructuring related costs.

Net income for the year 2017 was $28.0 million, or $0.89 per diluted share, compared to full year 2016 net income of $28.2 million, or $0.91 per share. On an adjusted basis, 2017 earnings per share was $0.96, which excludes $0.57 from restructuring and acquisition-related costs, $0.11 related to China litigation expense, $0.10 of costs related to the refinancing of our debt, and $0.71 of favorability from the impact of the Tax Cuts and Jobs Act.

The U.S. tax reform benefit was primarily driven by a one-time revaluation of deferred tax liabilities to the reduced 21% federal tax rate in the United States, primarily from Hudson Products, and partially offset by $4.5 million of transition tax charges for the repatriation of foreign earnings. A full reconciliation between GAAP and adjusted measures, as well as additional information on the impact of tax reform and 2016 adjusted EPS is included as an exhibit herein.

Net sales for the fourth quarter of 2017 were $306.0 million, a 43% increase compared to the fourth quarter 2016, and 27% sequentially compared to the third quarter 2017. The fourth quarter 2017 was the fifth consecutive quarter of sequential organic growth for our Energy & Chemicals (“E&C”) segment, and the third consecutive quarter for our D&S segment. Strong order activity within all segments drove our organic sales increase sequentially and for the full year.

The Hudson acquisition, which closed on September 20, 2017, contributed $58.0 million in sales, $15.4 million of gross profit, and $6.4 million of operating income to Chart for our period of ownership in 2017. On a full year basis, which included the financial results prior to our completion of the acquisition, Hudson performed as expected, with revenues of $199.2 million.

Chart order activity in 2017 increased 18% over 2016, or 14% excluding Hudson. Each of the three segments had order growth over 2016, with E&C 2017 orders totaling $243.6 million, or $212.3 million excluding orders from Hudson. This compares to E&C’s 2016 orders of $110.2 million. Increases in United States shale and associated gas drove natural gas processing plant activity throughout 2017, resulting in the best order year for E&C’s Air Cooled Heat Exchanger product line since 2014.

Additionally, Chart’s order trends continued to increase sequentially each quarter of 2017, including 10% growth (1% organic) in the fourth quarter over the third quarter of 2017. Fourth quarter orders in the Distribution & Storage (“D&S”) segment were $153.2 million, 14% higher than the third quarter of 2017, and the highest order quarter since the second quarter of 2016. The fourth quarter order strength in D&S was driven primarily by mobile equipment, industrial gas rail cars, and demand for beverage applications and packaged gas.

Gross profit for the fourth quarter of 2017 was $82.9 million, or 27.1% of sales and included $13.2 million from Hudson. Gross profit for the full year of 2017 was $272.1 million, or 27.5% of sales, inclusive of $5.2 million of restructuring costs. This compares to a full year gross margin as a percent of sales in 2016 of 31.0%, which included an unfavorable impact of $3.4 million from restructuring and other charges, and included favorable impacts of $15.2 million from the AirSep insurance settlement, and $38.7 million from several short-lead time projects and contract expiration fees in our E&C segment. With the restructuring actions complete as of December 31, 2017, gross margin as a percent of sales is expected to increase in 2018, with each of the three segments’ gross margins as a percent of sales expected to expand over 2017.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2017 were $55.8 million, inclusive of $1.1 million of acquisition-related costs, $3.2 million of restructuring costs, $3.4 million of China litigation expense, and $5.1 million of SG&A for Hudson. The charges related to the Chinese litigation were the result of a Chinese court ruling over disputed commissions to a former external sales representative.

SG&A for the full year 2017 was $215.1 million, inclusive of $10.1 million of acquisition-related costs, $10.4 million of restructuring expenses, $3.4 million of China litigation expense, and $5.7 million of Hudson SG&A. SG&A for the full year of 2016 was $195.9 million, inclusive of $6.9 million of restructuring and acquisition-related costs. With the completion of these recent restructuring activities, we expect full year 2018 SG&A dollars to decline as compared to 2017 on incremental volume.

“We are pleased with the 2017 results in the business, in particular the completion of previously announced restructuring activities that we expect to generate $15 million of savings in 2018, the completion of three strategic acquisitions, a successful refinance of our debt, and the order strength across all three segments both on a full year and fourth quarter basis,” stated Bill Johnson, Chart’s Chief Executive Officer and President. “In addition, the acquisition of Skaff Cryogenics, which closed on January 2, 2018, continues to build upon our strong D&S installed base to build out a full solution for our industrial gas customers. This acquisition contributes to our global footprint of repair capabilities, which was enhanced in August of 2017 by the acquisition of VCT Vogel in Germany.”

SEGMENT HIGHLIGHTS
Order activity for E&C in 2017 increased over 2016 by 121% in total, and 93% excluding Hudson. The main drivers of the increase in order activity in the E&C segment were the growth in LifeCycle and natural gas and petrochemical market strength. There were no significant orders for LNG liquefaction plants in 2017, although in the fourth quarter of 2017, Tellurian announced an agreement with Bechtel and Chart to proceed with utilizing Chart’s IPSMR® process technology and equipment on the Driftwood project. In the fourth quarter, E&C sales were $99.2 million, or $47.3 million excluding Hudson. The sequential increase from the third quarter of 2017 in E&C revenue was 17% (excluding Hudson), making the fourth quarter the highest sales quarter since the second quarter of 2016 which included several short lead-time projects and contract expiration fees. E&C gross margin as a percent of sales continues to improve sequentially, with the fourth quarter 2017 at 22.9%, bringing the full year E&C gross margin as a percent of sales to 20.0%.

D&S sales increased $43.2 million to $540.3 million for the full year 2017 compared to 2016. Sequentially compared to the third quarter 2017, sales increased $10.9 million to $150.2 million in the fourth quarter 2017, making it the highest sales quarter for D&S since the fourth quarter of 2014. Strength in demand for mobile units for water, industrial gas, nitrogen and oxygen, combined with packaged gas increases in the Americas contributed to this quarter’s sales levels. D&S China sales were $95 million for the year, compared to $83 million in 2016, reflecting modest recovery in the region, albeit below peak levels of $152.9 million in 2014. D&S gross margin as a percent of sales for the full year 2017 was 27.1%, compared to 26.2% in 2016, inclusive of $0.5 million and $2.3 million of restructuring charges, respectively.

Fourth quarter 2017 BioMedical sales of $56.6 million increased 3.5% from the third quarter 2017 sales of $54.7 million, driven primarily by the strength in Cryobiological stainless steel tanks, and on-site gas generation growth. Full year 2017 BioMedical sales grew 7.3% over 2016, with all product categories (Respiratory, Cryobiological and On-site gas generation) growing 5% or more year over year. BioMedical gross margin as a percent of sales for 2017 was 36.2%, inclusive of $2.6 million of restructuring charges primarily related to the Buffalo, NY respiratory facility consolidation. Full year 2016 gross margin as a percent of sales was 43.9%, inclusive of $15.2 million of favorability from the AirSep insurance settlement, offset partially by $1.4 million of restructuring charges. SG&A for the full year 2017 for BioMedical was $42.1 million, inclusive of $2.5 million of restructuring charges. This compares to $45.7 million of SG&A in 2016, including $0.6 million of restructuring costs. The reduction in year-over-year normalized SG&A was driven by the facility consolidation completed in the first quarter of 2017 and the reduction in force completed in the third quarter of 2017.

OUTLOOK
The following guidance includes the acquisition of Skaff Cryogenics, which was completed on January 2, 2018, as well as the anticipated impact from tax reform and the execution of our tax planning strategy. Additionally, guidance includes the anticipated impact from the revenue recognition accounting standard change, effective January 1, 2018. Sales guidance is expected to be in the range of $1.15 billion to $1.20 billion for the full year of 2018. We expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $1.65 to $1.90 per share, on approximately 31.5 million weighted average shares outstanding. This excludes any restructuring costs and acquisition-related costs, and as such is a non-GAAP measure. This includes approximately $0.15 of anticipated benefit from the Tax Cuts and Jobs Act, moving our normalized effective tax rate from approximately 34% to 27%-29%. We expect our capital expenditures for 2018 will be in the range of $35 million to $45 million, inclusive of all recently completed acquisitions’ capital requirements.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, margins, tax rates and tax planning, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully, as well as risks and uncertainties related to the integration of the Hudson, VCT Vogel and Skaff Cryogenics businesses with the Company’s, as well as the implementation and realization of benefits under the Tax Cuts and Jobs Act. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter, full year 2017 financial results and outlook for 2018 on a conference call on Thursday, February 22, 2018 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 5965128. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, February 22, 2018 until 1:30 p.m. ET, Thursday, March 1, 2018.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Financial Officer
770-721-7739
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales (1)	$306.0	$214.4	$988.8	$859.2
Cost of sales	223.1	157.3	716.7	592.8
Gross profit	82.9	57.1	272.1	266.4
Selling, general, and administrative expenses (2)	55.8	52.1	215.1	195.9
Amortization expense	5.7	2.7	15.0	11.9
Asset impairments	—	—	—	1.2
Operating expenses	61.5	54.8	230.1	209.0
Operating income (1) (2) (3) (4)	21.3	2.3	42.0	57.4
Other expenses:
Interest expense, net	6.4	4.8	19.4	17.3
Loss on extinguishment of debt (5)	4.9	—	4.9	—
Financing costs amortization	0.3	0.3	1.3	1.3
Foreign currency loss	1.0	0.2	2.8	0.4
Other expenses, net	12.6	5.3	28.4	19.0
Income (loss) before income taxes	8.7	(3.0)	13.6	38.4
Income tax (benefit) expense (6)	(18.3)	0.9	(15.9)	13.7
Net income (loss)	27.0	(3.9)	29.5	24.7
Less: Income (loss) attributable to noncontrolling interests, net of taxes	0.3	(0.6)	1.5	(3.5)
Net income (loss) attributable to Chart Industries, Inc.	$26.7	$(3.3)	$28.0	$28.2
Net income (loss) attributable to Chart Industries, Inc. per common share:
Basic	$0.87	$(0.11)	$0.91	$0.92
Diluted	$0.85	$(0.11)	$0.89	$0.91
Weighted average number of common shares outstanding:
Basic	30.78	30.60	30.74	30.58
Diluted	31.51	30.60	31.34	30.99
_______________

(1)	Includes Hudson net sales and operating income of $51.9 and $5.2 for the three months ended December 31, 2017, and $58.0 and $6.4 for the year ended December 31, 2017, respectively.

(2)	Includes acquisition-related expenses of $1.1 for the three months ended December 31, 2017, and $10.1 for the year ended December 31, 2017.

(3)	Includes depreciation expense of $7.5 and $6.2 for the three months ended December 31, 2017 and 2016, respectively, and $26.9 and $25.6 for the year ended December 31, 2017 and 2016, respectively.

(4)	Includes restructuring costs of $3.2 and $4.7 for the three months ended December 31, 2017 and 2016, respectively, and $15.6 and $10.9 for the year ended December 31, 2017 and 2016, respectively.

(5)
During the three and twelve months ended December 31, 2017, we recorded a $4.9 loss on extinguishment of debt associated with the repurchase of $192.9 principal amount of our $250.0 2.00% convertible notes due August 2018 and refinance of our senior secured revolving credit facility.

(6)
Includes a one-time $22.5 net favorable tax benefit that was recorded during the fourth quarter of 2017, which resulted from the enactment of the Tax Cuts and Jobs Act. This benefit mainly consisted of a one-time, provisional benefit of $26.9 related to the remeasurement of certain of our deferred tax liabilities using the lower U.S. federal corporate tax rate of 21%. This was partially offset by (i) a one-time, provisional charge of $8.7 related to the deemed repatriation transition tax, which is a tax on previously untaxed accumulated earnings and profits of certain of our foreign subsidiaries, and (ii) a one-time tax expense and tax benefit of $4.5 and $8.7, respectively, related to our intent to amend pre-acquisition Hudson U.S. federal tax returns.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Cash Provided By Operating Activities	$28.5	$24.2	$47.0	$170.8
Investing Activities
Acquisition of businesses, net of cash acquired	—	—	(446.1)	(1.4)
Capital expenditures	(11.9)	(4.3)	(35.2)	(17.8)
Government grants	—	—	0.4	1.1
Proceeds from sale of assets	—	—	0.9	—
Net Cash Used In Investing Activities	(11.9)	(4.3)	(480.0)	(18.1)
Financing Activities
Borrowings on revolving credit facilities	—	—	302.2	3.8
Repayments on revolving credit facilities	(61.0)	—	(66.1)	(6.1)
Repurchase of convertible notes	(194.9)	—	(194.9)	—
Proceeds from issuance of convertible notes	258.8	—	258.8	—
Proceeds from issuance of warrants	46.0	—	46.0	—
Payments for call options related to convertible notes	(59.5)	—	(59.5)	—
Borrowings on term loan	—	—	—	13.2
Repayments on term loan	(3.1)	(1.4)	(3.1)	(2.9)
Payments for debt issuance costs	(8.2)	—	(8.2)	—
Proceeds from exercise of stock options	0.9	0.3	2.0	0.4
Common stock repurchases	—	—	(2.0)	(0.7)
Net Cash (Used In) Provided By Financing Activities	(21.0)	(1.1)	275.2	7.7
Effect of exchange rate changes on cash and cash equivalents	2.3	(4.1)	7.2	(2.1)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(2.1)	14.7	(150.6)	158.3
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	133.4	267.3	282.0	123.7
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD	$131.4	$282.0	$131.4	$282.0

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$122.6	$282.0
Accounts receivable, net	222.7	142.8
Inventories, net	208.9	169.7
Other current assets	79.8	58.5
Property, plant, and equipment, net	297.6	251.0
Goodwill	468.8	218.0
Identifiable intangible assets, net	302.5	93.4
Other assets	21.8	17.6
TOTAL ASSETS	$1,724.7	$1,233.0

LIABILITIES AND EQUITY
Current liabilities	$387.6	$261.5
Long-term debt	439.2	233.7
Other long-term liabilities	92.7	39.2
Equity	805.2	698.6
TOTAL LIABILITIES AND EQUITY	$1,724.7	$1,233.0

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales
Energy & Chemicals (1)	$99.2	$31.4	$225.6	$154.3
Distribution & Storage	150.2	133.4	540.3	497.1
BioMedical	56.6	49.6	222.9	207.8
Total	$306.0	$214.4	$988.8	$859.2
Gross Profit
Energy & Chemicals	$22.7	$5.8	$45.1	$44.9
Distribution & Storage	39.9	34.2	146.3	130.3
Biomedical (2)	20.3	17.1	80.7	91.2
Total	$82.9	$57.1	$272.1	$266.4
Gross Profit Margin
Energy & Chemicals	22.9%	18.3%	20.0%	29.1%
Distribution & Storage	26.6%	25.7%	27.1%	26.2%
BioMedical	35.9%	34.5%	36.2%	43.9%
Total	27.1%	26.6%	27.5%	31.0%
Operating Income (Loss) (2) (3) (4)
Energy & Chemicals (1)	$7.5	$(0.9)	$5.1	$13.3
Distribution & Storage (5)	16.8	12.9	66.1	50.4
BioMedical	11.2	3.8	35.5	42.0
Corporate (6)	(14.2)	(13.5)	(64.7)	(48.3)
Total	$21.3	$2.3	$42.0	$57.4
Operating Margin (Loss)
Energy & Chemicals	7.6%	(2.9)%	2.3%	8.6%
Distribution & Storage	11.2%	9.7%	12.2%	10.1%
BioMedical	19.8%	7.7%	15.9%	20.2%
Total	7.0%	1.1%	4.2%	6.7%
_______________

(1)
Hudson, included in the E&C segment results since the acquisition date, September 20, 2017, added net sales and operating income of $58.0 and $6.4 for the year ended December 31, 2017, including $51.9 and $5.2 in the fourth quarter, respectively.

(2)
During the third quarter of 2016, we recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance. For the year ended December 31, 2016, this reduced BioMedical cost of sales by $15.2 and reduced Corporate SG&A expenses by $0.3, net of associated legal fees recorded in 2016.

(3)
Restructuring costs for year ended December 31, 2017 were $15.6 ($2.4 – E&C, $2.2 – D&S, $5.0 BioMedical, and $6.0 – Corporate). Restructuring costs for year ended December 31, 2016 were $10.9 ($1.0 – E&C, $3.8 – D&S, $1.9 – BioMedical, and $4.2 – Corporate).

(4)	Includes asset impairment charges of $1.2 attributed to D&S for the year ended December 31, 2017.

(5)
Over the prior five years, we were involved in litigation in China with a former external sales representative over disputed commissions.  In years prior to 2017, we accrued $4.6 as our best estimate of the related contingent liability.  Based on a China court ruling received in February 2018, the claimant was awarded $8.3.  As a result of this ruling, we accrued an additional $3.7 in the fourth quarter of 2017.  The one-time EPS impact from this ruling was $0.11 for both the quarter and year ended December 31, 2017. This is reflected in our D&S segment operating results.

(6)	Includes acquisition-related expenses of $1.1 for the three months ended December 31, 2017, and $10.1 for the year ended December 31, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
Orders
Energy & Chemicals (1)	$75.1	$65.9	$243.6	$110.2
Distribution & Storage	153.2	134.2	541.5	531.0
BioMedical	55.9	57.9	219.4	213.6
Total	$284.2	$258.0	$1,004.5	$854.8

	As of
	December 31, 2017	September 30, 2017	December 31, 2016
Backlog
Energy & Chemicals (2)	$210.9	$234.6	$99.8
Distribution & Storage	227.5	222.9	218.2
BioMedical	22.9	23.2	24.6
Total	$461.3	$480.7	$342.6
_______________

(1)	E&C orders includes $27.5 and $31.3 in orders related to Hudson for the three and twelve months ended December 31, 2017, respectively.

(2)	E&C backlog as of December 31, 2017 includes $65.8 related to Hudson and approximately $40 related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016 (1)
Earnings (loss) per diluted share (U.S. GAAP)	$0.85	$(0.11)	$0.89	$0.91
Transition tax (2)	(0.71)	—	(0.71)	—
Restructuring and acquisition-related costs	0.11	0.11	0.57	0.24
China litigation award (3)	0.11	—	0.11	—
Loss on extinguishment of debt (4)	0.10	—	0.10	—
Asset impairments	—	—	—	0.04
Q1 2016 flood insurance settlement	—	—	—	(0.02)
Adjusted earnings per diluted share (non-GAAP)	$0.46	$—	$0.96	$1.17
_______________

(1)
During the third quarter of 2016, we recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance. For the year ended December 31, 2016, this award reduced our BioMedical segment’s cost of sales by $15.2 and Corporate SG&A by $0.8, representing $0.52 per share. We incurred higher than expected warranty costs in the BioMedical segment since the AirSep acquisition in 2012 and as a result, have not adjusted this out for internal purposes as increased expenses were reflected in our operating results in prior periods.

(2)
Includes a one-time $22.5 net favorable tax benefit that was recorded during the fourth quarter of 2017, which resulted from the enactment of the Tax Cuts and Jobs Act. This benefit mainly consisted of a one-time, provisional benefit of $26.9 related to the remeasurement of certain of our deferred tax liabilities using the lower U.S. federal corporate tax rate of 21%. This was partially offset by (i) a one-time, provisional charge of $8.7 million related to the deemed repatriation transition tax, which is a tax on previously untaxed accumulated earnings and profits of certain of our foreign subsidiaries, and (ii) a one-time tax expense and tax benefit of $4.5 million and $8.7 million, respectively, related to our intent to amend pre-acquisition Hudson U.S. federal tax returns.

(3)
Over the prior five years, we were involved in litigation in China with a former external sales representative over disputed commissions.  In years prior to 2017, we accrued $4.6 as our best estimate of the related contingent liability.  Based on a China court ruling received in February 2018, the claimant was awarded $8.3.  As a result of this ruling, we accrued an additional $3.7 in the fourth quarter of 2017.  The one-time EPS impact from this ruling was $0.11 for both the quarter and year ended December 31, 2017. This is reflected in our D&S segment operating results.

(4)
During the three and twelve months ended December 31, 2017, we recorded a $4.9 loss on extinguishment of debt associated with the repurchase of $192.9 principal amount of our $250.0 2.00% convertible notes due August 2018 and refinance of our senior secured revolving credit facility.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of the Company’s financial results and this information is used by the Company in evaluating internal performance. Chart’s calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.